UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant [ ]

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[ ] Preliminary Proxy Statement.
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY
RULE 14A-6(E)(2)).
[ ] Definitive Proxy Statement.
[X] Definitive Additional Materials.
[ ] Soliciting Material Pursuant to ss.240.14a-12.

MADISON COVERED CALL & EQUITY STRATEGY FUND
MADISON STRATEGIC SECTOR PREMIUM FUND
(Names of Registrant As Specified in its Charter)

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MADISON COVERED CALL & EQUITY STRATEGY FUND
MADISON STRATEGIC SECTOR PREMIUM FUND
550 Science Drive
Madison, WI 53711

Vote FOR the reorganization of MSP and MCN on the WHITE Proxy Card Today!

Dear Fellow Shareholders:

Earlier this year, the Board of Trustees announced a reorganization of the Madison Strategic Sector Premium Fund with and into the Madison Covered Call & Equity Strategy Fund. This decision was made after thorough deliberations by the Board of each Fund. The investment adviser and each Fund’s Board believe that the proposed reorganization is expected to offer the following potential benefits to shareholders of the Funds:

•
Lower annual fund operating expenses for shareholders of MCN as the combined Fund’s lower services fee rate will result in a reduction of total annual fund operating expenses. The projected total annual operating expense of the combined Fund is 0.98%, which is lower than the current expense ratio for MCN.

•	Independent Fund board for shareholders of MSP as the combined Fund’s Board would be that of MCN, which is comprised of only Independent Trustees.

•	Improved secondary market trading for common shares as the combined Fund’s greater share volume is expected to result in increased market liquidity.
Other Considerations

•
No change in investment objective of Funds. MCN’s investment objectives and fundamental investment policies are identical to those of MSP and the strategies and non-fundamental policies of MCN and MSP are substantially similar. Both Funds are also managed by the same investment adviser and portfolio managers.

•
No impact on distributions. The reorganization is not expected to adversely impact distributions to common shareholders and is expected to result in the same distribution rates for common shareholders of each Fund (as common shareholders of the combined Fund following the reorganization).

The Boards of MCN & MSP, including the Independent Trustees, unanimously recommended shareholders vote FOR the proposed reorganization on the WHITE proxy card.
The Board of MSP, including the Independent Trustees, unanimously recommend that you do not sign or return any GREEN proxy card that may be provided by an activist shareholder, Karpus Management Inc., D/B/A Karpus Investment Management.
Support your Fund and its strategy by voting FOR the proposed reorganization.
Vote the Enclosed WHITE Proxy Card TODAY!

If you need any assistance, or have any questions regarding the proposals, please do not hesitate to reach out to the Funds at 1-800-767-0300. You can also contact our proxy solicitor, Alliance Advisors LLC, at 1-855-976-3331.

The Boards thank you for your continued trust and support.

Sincerely yours,

/s/ James R. Imhoff, Jr.
James R. Imhoff, Jr.
Lead Independent Trustee